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INDEPENDENT AUDITORS' CONSENT




We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Huntington Investment and Tax Savings Plan of our report dated January 16, 1997, relating to the consolidated balance sheet of First Michigan Bank Corporation as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the two years then ended, appearing in Huntington Bancshares Incorporated's Annual Report on Form 10-K for the year ended December 31, 1997.


    /s/ BDO Seidman, LLP
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BDO Seidman, LLP
March 30, 1998
Grand Rapids, Michigan